Exhibit 10.6

EXECUTION

PROMISSORY NOTE

$500,000	September 20, 2007

FOR VALUE RECEIVED, Nature Vision, Inc., a Minnesota corporation (the “Company”) promises to pay to Cass Creek International, LLC, a New York limited liability company or its successors or assigns (“Holder”), at 1881 Lyndon Blvd, Falconer NY 14733, or such other place as the Holder of this Note may designate in writing to the Company, the principal sum of Five Hundred Thousand Dollars ($500,000), together with simple interest on the unpaid principal balance from the date of this Note until fully paid at the rate of eight percent (8%) per annum, based on actual days elapsed in a year of 365 days. Principal and interest are due and payable in lawful money of the United States of America.

This Note was issued pursuant to an Asset Purchase Agreement, dated as of September 20, 2007 (the “Purchase Agreement”), among the Company, Holder, and Gary R. Lynn, John T. Bergstue and James G. Streib, and this Note is the “Promissory Note” referred to in the Purchase Agreement. All provisions of the Purchase Agreement are hereby incorporated into this Note in full by reference. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

Principal is due and payable in five equal annual installments of $100,000.00, plus accrued and unpaid interest on the outstanding principal balance, commencing on the first anniversary of the date of this Note, and continuing on an annual basis thereafter, except that any installment due on a weekend or holiday will be due on the immediately preceding workday, through and including September 20, 2012 when the entire unpaid principal balance and all accrued but unpaid interest under this Note shall be immediately due and payable. Each annual installment payment shall be applied first to accrued but unpaid interest and the remainder to principal.

This Note may be fully or partially prepaid at any time during the term of this Note without penalty or premium. Any prepayment shall be applied first to accrued but unpaid interest and the remainder to the remaining principal portions of the next succeeding annual installment(s) due under this Note, unless the Purchase Agreement provides otherwise.

Events of Default

For purposes of this Note, an Event of Default shall have occurred if:

1.	the Company fails to pay when due the full amount of interest then accrued on this Note or the full amount of any principal payment on this Note, and any such failure exists for ten working days;
2.	the Company voluntarily files, or has filed against it involuntarily, a petition under the United States Bankruptcy Code; or
3.	the Company is dissolved or liquidated.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Consequences of Events of Default

If default occurs in the payment of any amount due under this Note when due, or upon the occurrence of any “Event of Default,” as that term is defined in this Note, the entire principal balance and accrued but unpaid interest under this Note shall at once become due and payable, without notice, at the option of the Holder. Any failure to exercise such option shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

The Company waives presentment, dishonor, protest, demand, diligence, notice of protest, notice of demand, notice of dishonor, notice of nonpayment, and any other notice of any kind otherwise required by law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note and expressly agrees that this Note, or any payment hereunder, may be extended or subordinated (by forbearance or otherwise) at any time, without in any way affecting the liability of the Company.

The Company agrees to pay on demand all reasonable costs of collecting or enforcing payment under this Note, including attorney fees and legal expenses, whether through courts of original jurisdiction, courts of appellate jurisdiction, or bankruptcy courts, or through other legal proceedings.

This Note may not be amended or modified, nor shall any waiver of any provision hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any amendment, modification, or waiver is sought.

If at any time during the term of this Note, any of Holder, Gary R. Lynn, John T. Bergstue and James G. Streib are indebted to the Company for any indemnification obligation under the Purchase Agreement or any adjustment to the Purchase Price arising out of the Working Capital Reconciliation, the Company may offset such indebtedness against the payments due under this Note.

This Note shall be governed by and construed according to the laws of the State of Minnesota without regard to conflicts of laws principles.

NATURE VISION, INC.

/s/ Jeffrey P. Zernov
By:	Jeffrey P. Zernov
Its:	CEO